EXHIBIT 99.7



FOR IMMEDIATE RELEASE:


               SUNBEAM CORPORATION ANNOUNCES ORGANIZATIONAL CHANGE

         FORT LAUDERDALE, FL - September 3, 1996 - Sunbeam Corporation (NYSE:SOC) announced today another organizational change. David G. Sargent, formerly Vice President and Associate General Counsel of Sunbeam, is no longer with the Company. Chairman and Chief Executive Officer Albert J. Dunlap continues the rapid pace of change in order to build a highly focused management team to carry out the restructuring of the Company.
         Sunbeam Corporation is a leading consumer products company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of outdoor and household brand name products. The Company's Sunbeam(R) and Oster(R) brands have been household names for generations, both domestically and abroad, and the Company is a market leader in many of its product categories.

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Contact:          Pete Judice                        John DeSimone
                  Burson-Marsteller, New York        Manager, Investor Relations
                  (212) 614 - 4506                   Sunbeam Corporation
                                                     (954)767-2100